EXHIBIT 10.1

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

dated as of November 7, 2016

by and among

EASTMAN KODAK COMPANY,

SOUTHEASTERN ASSET MANAGEMENT, INC.,

LONGLEAF PARTNERS SMALL-CAP FUND,

C2W PARTNERS MASTER FUND LIMITED

and

DESERET MUTUAL PENSION TRUST

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

	ARTICLE VIII

	MISCELLANEOUS

8.1	Survival	21
8.2	Successors and Assigns; No Third Party Beneficiaries	21
8.3	Governing Law	21
8.4	Counterparts	21
8.5	Interpretation	21
8.6	Notices	22
8.7	No Finder’s Fees	23
8.8	Fees and Expenses	23
8.9	Attorneys’ Fees	23
8.10	Amendments and Waivers	23
8.11	Severability	23
8.12	Delays or Omissions	23
8.13	Entire Agreement	24
8.14	Dispute Resolution	24
8.15	No Commitment for Additional Financing	24

EXHIBIT A - SCHEDULE OF PURCHASERS		1

EXHIBIT B - FORM OF CERTIFICATE OF AMENDMENT		1

EXHIBIT C - FORM OF REGISTRATION RIGHTS AGREEMENT		1

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SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of the 7th day of November, 2016, by and among Eastman Kodak Company, a New Jersey corporation (the “Company”), the investors listed on Exhibit A to this Agreement (each a “Purchaser” and collectively, the “Purchasers”), and Southeastern Asset Management, Inc.

RECITALS

WHEREAS, the Company desires to sell and issue to the Purchasers, and the Purchasers desire to purchase and accept from the Company, in the aggregate, 2,000,000 preferred shares of the Company, designated as 5.50% Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”), having the terms set forth in the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) in the form attached hereto as Exhibit B (the “Certificate of Amendment”), subject to the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the issuance of the Series A Preferred Stock, the Company and the Purchasers will enter into the Registration Rights Agreement, to be dated as of the Closing Date (as defined below), in the form attached hereto as Exhibit C (the “Registration Rights Agreement”); and

WHEREAS, as soon as reasonably practicable following the date hereof, the Company shall deliver to the Purchasers the written consent of the holders of more than a majority of the voting power of its common stock, $0.01 par value per share (the “Common Stock”), approving, among other actions, in accordance with Section 312.03 of the New York Stock Exchange Listed Company Manual, the conversion feature of the Series A Preferred Stock and the issuance of all additional shares of Common Stock that are issuable pursuant to the terms of the Series A Preferred Stock in excess of 19.99% of the voting power of the Company or the number of shares of Common Stock outstanding as of the Closing Date but prior to the Closing (the “Written Consent”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Company Reports” means the Company’s (i) Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2016 (including information specifically incorporated by reference into the Annual Report on Form 10-K from the Company’s proxy statement on Schedule 14A filed with the SEC on April 11, 2016), (ii) Amendment No. 1 to Annual Report on Form 10-K filed with the SEC on March 18, 2016, (iii) Amendment No. 2 to Annual Report on Form 10-K filed with the SEC on April 1, 2016, (iv) Quarterly Report on Form 10-Q filed with the SEC on May 5, 2016, (v) Quarterly Report on Form 10-Q filed with the SEC on August 9, 2016 and (vi) Current Reports on Form 8-K filed or furnished, as the case may be, with the SEC on May 26, 2016, May 27, 2016, June 15, 2016, August 9, 2016 and September 15, 2016.

(d) “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to the Company in the conduct of the Company’s business as now conducted.

(e) “DTC” means the Depositary Trust Company.

(f) “Governmental Entity” means any: (i) federal, state, local, municipal, foreign or other government; (ii) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); or (iii) self-regulatory organization (including the New York Stock Exchange).

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(h) “GAAP” means accounting principles generally accepted in the United States of America.

(i) “Key Employee” means any executive-level employee (including division director and vice president-level positions).

(j) “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

(k) “Material Adverse Effect” means any circumstance, development, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the

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business, results of operations, assets, or financial condition of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, and no circumstance, development, effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: any effect, change, event or occurrence that results from or arises in connection with (A) changes in or conditions generally affecting the industry in which the Company and its subsidiaries operate, (B) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (C) exchange rate conditions or fluctuations in any jurisdiction, (D) any failure, in and of itself, by the Company and its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (E) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any of the foregoing, (F) any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster, (G) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, (H) any change, in and of itself, in the market price, credit ratings or trading volume of the Company’s securities, (I) any change in GAAP (or authoritative interpretation thereof), including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board or applicable Law, or (J) any action required to be taken by the Company, or that the Company is required to take or to cause one of its subsidiaries to take pursuant to the terms of the Transaction Agreements (it being understood that the exceptions in clauses (D) and (H) shall not be taken into account in determining whether or not the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the exceptions provided by clauses (A) through (J) hereof) gives rise to a Material Adverse Effect); provided, that the exceptions in clauses (A), (B), (E) and (F) above shall not apply to the extent such circumstance, development, effect, change, event, occurrence or state of facts has a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries operate, or (2) the ability of the Company and its subsidiaries to timely consummate the Transactions.

(l) “Order” means any judgment, order, decision, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity.

(m) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(n) “Representative” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

(o) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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(p) “subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person or one or more subsidiaries thereof.

(q) “Transaction Agreements” means this Agreement and the Registration Rights Agreement.

(r) “Transactions” means the transactions contemplated by this Agreement and the Registration Rights Agreement.

ARTICLE II

PURCHASE; CLOSING

2.1 Sale and Issuance of Series A Preferred Stock. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing the number of shares of Series A Preferred Stock set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of $100.00 per share (the “Per Share Purchase Price”). The shares of Series A Preferred Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.” The aggregate cash amount equal to the product of the Per Share Purchase Price multiplied by the numbers of Shares shall be referred to in this Agreement as the “Purchase Price.”

2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares by the Purchasers and the Company pursuant to this Agreement (the “Closing”) shall be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 10:00 a.m. New York time, as soon as reasonably practicable (which may be the date hereof) after the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction) are satisfied or waived, or at such other date, time and place as the Company and the Purchasers mutually agree in writing (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in any Company Report, including the exhibits thereto (but (A) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company represents and warrants to the Purchasers, as of the date hereof and as of the Closing Date, that:

For purposes of these representations and warranties (other than those in Sections 3.1, 3.2, 3.3 and 3.4), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

3.1 Organization; Qualifications. The Company and each of its subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to conduct business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify would not, individually or in the aggregate, have a Material Adverse Effect.

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3.2 Capitalization.

(a) Immediately prior to the Closing, the authorized capital of the Company consists of 500,000,000 shares of Common Stock and 60,000,000 shares of Preferred Stock (the “Preferred Stock”). As of October 26, 2016, there were 42,359,022 shares of Common Stock issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds approximately 440,000 shares of Common Stock in its treasury. No shares of Preferred Stock are issued and outstanding, and, as of the Closing, 2,000,000 shares of Preferred Stock will have been designated Series A Preferred Stock, none of which are issued and outstanding prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Certificate of Amendment and as provided by the New Jersey Business Corporation Law. The Company holds no Preferred Stock in its treasury.

(b) The Company has reserved 4,792,480 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2013 Omnibus Incentive Plan duly adopted by the Board of Directors of the Company (the “Board of Directors”) and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, as of the date of this Agreement: 1,580,745 shares have been issued pursuant to or are subject to outstanding awards of restricted stock units, 2,013,203 shares have been issued pursuant to or are subject to outstanding awards of non-qualified stock options (which shares correspond to the equivalent of 801,052 shares of Common Stock for purposes of the Stock Plan under the terms of the counting provisions thereof), and 2,410,683 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has filed with the SEC complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c) Other than the conversion privileges of the Shares to be issued under this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Series A Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Series A Preferred Stock.

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(d) Except as set forth in the Certificate of Incorporation and the Certificate of Amendment, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e) The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

3.3 Authorization.

(a) All corporate action required to be taken by the Board of Directors and shareholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing. Subject to the restrictions provided in the Certificate of Amendment, all corporate action required to be taken by the Board of Directors and shareholders in order to issue the Common Stock issuable upon conversion of the Shares has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing.

(b) The Transaction Agreements, when or as executed and delivered by the Company, shall and do constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws (collectively, the “Bankruptcy and Equity Exception”).

3.4 Valid Issuance of Shares.

(a) The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser.

(b) Assuming the accuracy of the representations of the Purchasers in Article IV, and subject to the filings described in Section 3.5, below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been or will be duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Incorporation, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser.

(c) Assuming the accuracy of the representations of the Purchasers in Article IV, and subject to the filings described in Section 3.5, below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

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3.5 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Article IV, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in connection with the consummation of the Transactions, except for (i) the filing of the Certificate of Amendment with the Department of Treasury of the State of New Jersey, which will have been filed as of the Closing, (ii) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws, and (iii) compliance with any applicable rules of the New York Stock Exchange.

3.6 Compliance with Laws. The Company and its subsidiaries conduct their business in accordance with all applicable Laws and none of the Company or its subsidiaries is in violation of any such Law, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect.

3.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened, against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company that would, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company) that would, individually or in the aggregate, have a Material Adverse Effect. There is no action, suit, proceeding or investigation by the Company pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers that would, individually or in the aggregate, have a Material Adverse Effect.

3.8 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party, except as would not, individually or in the aggregate, have a Material Adverse Effect. Other than with respect to commercially available software products under standard end-user object code license

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agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person that would, individually or in the aggregate, have a Material Adverse Effect. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business, except as would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Section 3.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

3.9 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of the Certificate of Incorporation or the Third Amended and Restated By-laws of the Company (the “Bylaws”), (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, except, in the case of clauses (ii), (iii) and (iv) above, for any such violation that would not have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement, or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company, except as would not, individually or in the aggregate, have a Material Adverse Effect.

3.10 Agreements; Actions. Other than (i) between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company or (ii) as would not, individually or in the aggregate, have a Material Adverse Effect, since December 31, 2015, the Company has not (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (b) incurred any indebtedness for money borrowed, (c) made any loans or advances to any Person other than in the ordinary course of business, or (d) sold, exchanged or otherwise disposed of any of its assets or rights other than in the ordinary course of business or the disposition of obsolete or unused assets. Other than in the ordinary course of business, the Company is not a guarantor or indemnitor of any indebtedness of any other Person.

3.11 Certain Transactions. Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors or an authorized committee thereof, (iii) employment

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contracts entered into in the ordinary course of business, and (iv) the purchase or award of shares of the Company’s or its subsidiaries’ capital stock, awards of restricted stock units and the issuance of options to purchase shares of Common Stock, in each instance, approved in the written minutes of the Board of Directors or an authorized committee thereof, there are no agreements, understandings or proposed transactions between the Company and any of its officers or directors. Except for indebtedness of the Company under the Company’s existing credit facilities (as certain lenders thereunder may be considered Affiliates of certain of the Company’s directors), the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees.

3.12 No Bad Actor Disqualification. No “Bad Actor” disqualifying event described in Rule 506(d)(1)(i) to (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) is applicable.

3.13 Rights of Registration and Voting Rights. Except as provided in the Registration Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

3.14 Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business taken as a whole, free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

3.15 Financial Statements.

(a) Prior to the date hereof, the Company has filed with the SEC its audited financial statements as of December 31, 2015 and for the fiscal years ended December 31, 2015 and December 31, 2014, and delivered to the Purchasers drafts of its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of September 30, 2016 and for the three and nine-month periods ended September 30, 2016 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and the Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b) The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments.

(c) Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in

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the ordinary course of business subsequent to September 30, 2016; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases would not, individually and in the aggregate, have a Material Adverse Effect.

3.16 Changes. Since September 30, 2016, there have been no events or circumstances of any kind that have had or would, individually or in the aggregate, have a Material Adverse Effect.

3.17 Tax Returns and Payments. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) there are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, (ii) there are no outstanding examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency, (iii) the Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it, and (iv) there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.18 Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has in full force and effect insurance policies or binders of insurance, in amount (subject to reasonable deductions) to allow it to replace its material properties that might be damaged or destroyed consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.

3.19 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which would have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.20 Corporate Documents. The Certificate of Incorporation and Bylaws are in the form as filed with the SEC.

3.21 Environmental and Safety Laws. Except as would not, individually or in the aggregate, have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

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For purposes of this Section 3.21, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.22 Company Reports. The Company Reports, when filed with the SEC, complied in all material respects with the Exchange Act and the applicable rules and regulations of the SEC thereunder. The Company Reports, as of their respective date, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.23 Foreign Corrupt Practices Act. To the Company’s knowledge since September 3, 2013, neither the Company nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Entity, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. To the Company’s knowledge since September 3, 2013, neither the Company nor any of the Company’s directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company has maintained, and has caused each of its subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. To the Company’s knowledge, neither the Company nor any of the Company’s directors, officers, employees or agents are the subject of any ongoing allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

3.24 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees or other third parties (collectively “Personal Information”), the Company is and has been in compliance with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use or disclosure. The Company is and has been in compliance with all laws relating to data loss, theft and breach of security notification obligations, except as would not, individually or in the aggregate, have a Material Adverse Effect.

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3.25 No Additional Representations. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or any subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to the Purchasers, or any of their Affiliates or Representatives, with respect to (i) except for the representations and warranties made by the Company in this Article III, any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to the Purchasers or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

4.1 Organization; Qualifications. Such Purchaser is duly formed and validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and capacity to own its assets and has all authorizations necessary to conduct its business as now owned and conducted, except as would not reasonably be expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the Transactions on a timely basis.

4.2 Authorization. Such Purchaser has full power and authority to enter into the Transaction Agreements to which it is a party and each document required by this Agreement to be executed at or prior to the Closing by such Purchaser. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

4.3 Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Shares to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents

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that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Such Purchaser has not been formed for the specific purpose of acquiring the Shares.

4.4 Disclosure of Information. Such Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article III or the right of such Purchaser to rely thereon.

4.5 Restricted Securities and Purchase for Investment. Such Purchaser acknowledges that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser acknowledges that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Shares may only be resold or otherwise transferred, after the date hereof, if such Shares are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available. Such Purchaser acknowledges that the Company has no obligation to register or qualify the Shares (or the Common Stock issuable upon conversion or pursuant to the terms thereof) for resale, except as set forth in the Registration Rights Agreement.

4.6 Legends. The Company may place appropriate and customary legends on the Shares (and the Common Stock issuable upon conversion or pursuant to the terms thereof) held by such Purchaser setting forth the restrictions referred to in this Article IV and any restrictions appropriate for compliance with U.S. federal securities Laws. Such Purchaser agrees with the Company that, other than to take into account any changes in applicable securities Laws, each Share held by such Purchaser on the Closing Date may be notated with one or all of the following legends:

(a) “THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

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4.7 Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment.

4.8 Foreign Investors. If such Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of such Purchaser’s jurisdiction.

4.9 No General Solicitation. Neither such Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.10 Regulatory Approvals. No notices, reports or other filings are required to be made by such Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Purchaser from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by such Purchaser or the consummation of the Transactions, except where the failure to so make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

4.11 Sufficiency of Funds. Such Purchaser has, and at the Closing will have, sufficient funds on hand to consummate the Transaction and to deliver its portion of the Purchase Price (pursuant to the allocation provided on Exhibit A) and all fees and expenses related to the Transactions. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of such Purchaser to consummate the Transactions that such Purchaser has sufficient funds for payment of the Purchase Price.

4.12 Ownership of Common Stock. Other than 425,000 shares of Common Stock owned by C2W Partners Master Fund Limited, as of the date hereof, each Purchaser does not, directly or indirectly, own shares of Common Stock, and has not, since August 1, 2016, engaged in any transactions (including hedging or similar transactions) involving Common Stock.

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4.13 No Additional Representation; Inspection.

(a) Each Purchaser acknowledges and agrees that (i) except as expressly set forth in Article III, the Company is not making and has not made any representation or warranty, express or implied, at Law or in equity, with respect to this Agreement, the Company, the Shares (and the Common Stock issuable upon conversion or pursuant to the terms thereof), any other securities of the Company or the businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects of the Company or any information provided or made available to such Purchaser in connection therewith (including any forecasts, projections, estimates or budgets), including any warranty with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed, and (ii) all of the Shares to be sold, conveyed, assigned, transferred or assumed, as applicable, in accordance with this Agreement, shall be sold, conveyed, assigned, transferred or assumed on an “as is, where is” basis.

(b) Each Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigations into, and, based thereon, has formed an independent judgment concerning, the Company, the Shares (and the Common Stock issuable upon conversion or pursuant to the terms thereof), and the businesses, operations, assets, liabilities, employees, employee benefit plans, conditions and prospects of the Company, (ii) has been provided with adequate access to such information, documents and other materials relating to the Company, the Shares (and the Common Stock issuable upon conversion or pursuant to the terms thereof), and the businesses, operations, assets, liabilities, employees, employee benefit plans, conditions and prospects of the Company as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as such Purchaser deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of the Company with respect to such information, documents and other materials and has received satisfactory answers to such questions.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Filings; Other Actions. During the period commencing on the date hereof and terminating on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with Article VII, each of the Purchasers, on the one hand, and the Company, on the other hand, will, and it will cause its Affiliates to, cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the Transactions, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. The Purchasers and the Company will have the right to review in advance, and to the extent

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practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 5.1. The Purchasers shall promptly furnish the Company, and the Company shall promptly furnish the Purchasers, to the extent permitted by Law, with copies of written communications received by it or its subsidiaries from any Governmental Entity in respect of the Transactions.

5.2 Information Statement. In connection with its receipt of the Written Consent, the Company covenants and agrees, as promptly as reasonably practicable following the date hereof, to file a preliminary information statement on Schedule 14C, pursuant to Regulation 14C promulgated under the Exchange Act, with the SEC and thereafter, as promptly as reasonably practicable, to send a definitive information statement on Schedule 14C to all holders of Common Stock as of the record date for the Written Consent (the “Record Date”). The actions contemplated by the Written Consent shall be effective 20 calendar days after the definitive information statement is sent to all holders of Common Stock as of the Record Date. The Purchasers shall furnish to the Company all information concerning the Purchasers required by the Exchange Act to be set forth in the Schedule 14C.

5.3 Information Regarding Deemed Dividends. The Company covenants and agrees to provide the Purchasers with (or alternatively, post on its website in accordance with Treasury Regulations Section 1.6045B-1(a)(3)) the amount and date (as determined in accordance with section 1.305-7(c)(5) of the proposed Treasury regulations as if such regulations were in effect or in any other manner the Company is required to provide under applicable Law) of any deemed distribution under Internal Revenue Code section 305(c) in connection with a conversion rate adjustment with respect to the Series A Preferred Stock pursuant to Section 5(D)(iv) of Certificate of Amendment. The Company shall provide such information to the Purchasers on or before the 45th day following the conversion rate adjustment, or, if earlier, January 15 of the year following the conversion rate adjustment).

5.4 Public Disclosure. On the date of this Agreement and on the Closing Date, or, in each case, within 24 hours thereafter, the Company shall issue a press release in a form mutually agreed to by the Company and the Purchasers. Except as made by the Company on the Company’s third quarter earnings call, no other written release, announcement or filing concerning the purchase of the Shares or the Transactions shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release, announcement or filing as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

5.5 Use of Proceeds. The Company plans to use the proceeds from the sale of the Shares to prepay in part the Company’s outstanding term loans under the Senior Secured

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Second Lien Term Credit Agreement, dated as of September 3, 2013, by and among the Company, the lenders from time to time parties thereto, and Barclays Bank PLC, as administrative agent.

5.6 Board Representation.

(a) For so long as the Purchasers hold, directly or indirectly, any Shares, the Purchasers (collectively and not individually) shall be entitled to, at each annual meeting of the Company’s shareholders, nominate a number of directors (such Person(s), the “Purchaser Designee(s)”) to serve on the Board of Directors (such number of directors rounded down or up to the nearest whole number (which may be zero) (e.g., if such number equaled 0.5, the Purchasers would be entitled to one Purchaser Designee, and if such number equaled 0.49, the Purchasers would be entitled to zero Purchaser Designees) equal to the number of current directors multiplied by a fraction, the numerator of which will be the number of full shares of Common Stock into which the then outstanding Shares held, directly or indirectly, by the Purchasers could be converted at the then applicable Conversion Rate (as defined in the Certificate of Amendment), and the denominator of which will be the sum of (1) the number of shares of Common Stock then outstanding plus (2) the number of full shares of Common Stock into which the then outstanding Shares held, directly or indirectly, by the Purchasers could be converted at the then applicable Conversion Rate; provided, however, that such nomination is subject to such Purchaser Designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable Law or stock exchange rules regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company and in effect from time to time. In the event that a Purchaser Designee is nominated, the Company shall (x) include such Purchaser Designee in its slate of nominees for election to the Board of Directors at each annual meeting of the Company’s shareholders and (y) recommend that the Company’s shareholders vote in favor of the election of the Purchaser Designee(s). The Company shall take all reasonably necessary actions to ensure that, at all times when a Purchaser Designee is eligible to be appointed or nominated, there are sufficient vacancies on the Board of Directors to permit such designation. Notwithstanding the foregoing, the rights of the Purchasers under this Section 5.6(a) shall terminate immediately at such time as the Purchasers (collectively and not individually) cease to own, directly or indirectly, any Shares.

(b) If any Purchaser Designee ceases to serve on the Board of Directors for any reason during his or her term, the vacancy created thereby shall be filled, and the Company shall cause the Board of Directors to fill such vacancy, with a new Purchaser Designee eligible to serve on the Board of Directors in accordance with Section 5.6(a).

(c) For the avoidance of doubt, a Purchaser Designee shall be entitled (i) to the same retainer, equity compensation and other fees or compensation, including travel and expense reimbursement, paid to the non-executive directors of the Company for his or her service as a director and (ii) to the same indemnification rights as other non-executive directors of the Company, and the Company shall maintain, in full force and effect, directors’ and officers’ liability insurance in reasonable amounts to the same extent it now indemnifies and provides insurance for the non-executive directors on the Board of Directors. A Purchaser Designee shall be bound by the same confidentiality restrictions as the other non-executive directors.

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(d) If, pursuant to Section 10(C) of the Certificate of Amendment, the Purchasers are entitled to vote for the election of additional directors on the Board of Directors, the number of Purchaser Designee(s) that the Purchasers shall be permitted to nominate at an annual meeting of the Company’s shareholders pursuant to Section 5.6(a) shall be reduced by two.

(e) For the avoidance of doubt, the rights of the Purchasers provided for in this Section 5.6 shall not be transferrable to any other Person.

5.7 Commercially Reasonable Efforts to Close. The Company and the Purchasers will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable Laws so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions and shall cooperate reasonably and in good faith with the other party hereto to that end.

ARTICLE VI

CLOSING

6.1 Conditions to the Purchasers’ Obligations at Closing. The obligations of the Purchasers to purchase the Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Purchasers:

(a) Shares. The Shares shall be deposited in book-entry form by or on behalf of the Company and registered in the name of Cede & Co, as nominee of DTC, and the Shares shall be eligible for clearance and settlement through DTC; provided, that if the Shares are determined not to be eligible for clearance and settlement through DTC at the Closing, the Shares shall be provided to the Purchasers at the Closing in such other form or manner as reasonably agreed between the Company and the Purchasers.

(b) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Article III (other than Sections 3.1 [Organization; Qualifications], 3.2 [Capitalization], 3.3 [Authorization] and 3.16 [No changes]) shall be true and correct (disregarding all qualifications or limitations as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in Sections 3.1 [Organization; Qualifications], 3.2 [Capitalization], 3.3 [Authorization] and 3.16 [No changes] shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date.

(c) Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

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(d) Compliance Certificate. The Company shall have delivered to the Purchasers a certificate of a duly authorized officer of the Company certifying that the conditions specified in Sections 6.1(b) and 6.1(c) have been fulfilled.

(e) No Prohibition. No Order (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction or other applicable Law shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the Closing.

(f) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been obtained and effective as of the Closing.

(g) Opinion of Company New Jersey Counsel. The Purchasers shall have received from Day Pitney LLP, New Jersey counsel for the Company, a customary opinion dated as of the Closing, substantially in the form provided to the Purchasers, prior to Closing.

(h) Registration Rights Agreement. The Company shall have executed and delivered to the Purchasers the Registration Rights Agreement.

(i) Certificate of Amendment. The Company shall have adopted and filed with the Department of Treasury of the State of New Jersey the Certificate of Amendment.

(j) Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers a certificate certifying (i) the Bylaws, (ii) the Certificate of Incorporation and (iii) the resolutions of the Board of Directors approving the Transaction Agreements and the Transactions.

(k) Written Consent. The Company shall have obtained and delivered to the Purchasers the Written Consent.

6.2 Conditions to the Company’s Obligations at Closing. The obligations of the Company to sell the Shares to the Purchasers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Company:

(a) Purchase Price. The Purchasers shall have delivered the Purchase Price to the Company by wire transfer of immediately available funds, pursuant to instructions given to the Purchasers by the Company in writing prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Purchasers set forth in Article IV shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date.

(c) Performance. The Purchasers shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchasers on or before the Closing.

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(d) No Prohibition. No Order (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction or other applicable Law shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the Closing.

(e) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been obtained and effective as of the Closing.

(f) Registration Rights Agreement. The Purchasers shall have executed and delivered to the Company the Registration Rights Agreement.

ARTICLE VII

TERMINATION

7.1 Termination. Prior to the Closing, this Agreement may only be terminated: (a) by mutual written agreement of the Company and the Purchasers; (b) by the Company or the Purchasers if the Closing shall not have occurred on or prior to 60 days after the date of this Agreement (provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date); or (c) if any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall have become final and non-appealable.

7.2 Effects of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability to any person on the part of any party (or of any of its Representatives or Affiliates), except to the extent of (a) any fraud or (b) the intentional and willful breach of this Agreement; provided, however, and notwithstanding anything in the foregoing to the contrary, that this Article VII and Article VIII shall survive the termination of this Agreement.

7.3 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event

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shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival. Except as provided in Section 7.2, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall not survive the Closing or termination of this Agreement. All of the covenants and other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

8.2 Successors and Assigns; No Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3 Governing Law. This Agreement shall be governed by the internal law of the State of New York.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein

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means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

8.6 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties shall be in writing and deemed given when (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the email is promptly confirmed by telephone:

if to the Company to:

Eastman Kodak Company
343 State Street
Rochester, New York 14650
Attention:	General Counsel
Telephone:	1-585-781-5824
Email:	sharon.underberg@kodak.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Stephen M. Kotran
Telephone:	212-558-4000
Email:	KotranS@sullcrom.com

if to the Purchasers, to:

Southeastern Asset Management, Inc.
6410 Poplar Avenue, Suite 900
Memphis, TN 38119
Attention:	Andrew R. McCarroll
Telephone:	901-818-5185
Email:	amccarroll@SEasset.com

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention:	Robert Evans
Telephone:	212-848-8830
Email:	Robert.EvansIII@Shearman.com

or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto.

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8.7 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its Representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its Representatives is responsible.

8.8 Fees and Expenses. At the Closing, the Company shall pay the reasonable fees and expenses of (i) Shearman & Sterling LLP, special counsel for the Purchasers, and (ii) Lowenstein Sandler LLP, New Jersey counsel for the Purchasers, in an amount not to exceed, in the aggregate, $250,000.00.

8.9 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and each Purchaser. Any amendment or waiver effected in accordance with this Section 8.10 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion or pursuant to the terms thereof), each future holder of all such securities, and the Company.

8.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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8.13 Entire Agreement. This Agreement (including the Exhibits hereto), the Certificate of Amendment and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.14 Dispute Resolution.

(a) The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(b) EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(c) Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the United States District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

8.15 No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or

24

agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its Representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its Representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

EASTMAN KODAK COMPANY

By:	/s/ David E. Bullwinkle

Name:	David E. Bullwinkle

Title:	Chief Financial Officer and Senior Vice President

[Signature Page to Series A Preferred Stock Purchase Agreement]

SOUTHEASTERN ASSET MANAGEMENT, INC.

By:	/s/ Andrew R. McCarroll

Name:	Andrew R. McCarroll

Title:	General Counsel

[Signature Page to Series A Preferred Stock Purchase Agreement]

PURCHASERS:

C2W PARTNERS MASTER FUND LIMITED

By: SOUTHEASTERN ASSET MANAGEMENT, INC.
Acting as Investment Advisor

By:	/s/ Andrew R. McCarroll

Name:	Andrew R. McCarroll

Title:	General Counsel

LONGLEAF PARTNERS SMALL-CAP FUND

By: SOUTHEASTERN ASSET MANAGEMENT, INC.
Acting as Investment Counsel

By:	/s/ Andrew R. McCarroll

Name:	Andrew R. McCarroll

Title:	General Counsel

DESERET MUTUAL PENSION TRUST

By: SOUTHEASTERN ASSET MANAGEMENT, INC.
Acting as Investment Adviser

By:	/s/ Andrew R. McCarroll

Name:	Andrew R. McCarroll

Title:	General Counsel

[Signature Page to Series A Preferred Stock Purchase Agreement]

EXHIBITS

EXHIBIT A	-	SCHEDULE OF PURCHASERS

EXHIBIT B	-	FORM OF CERTIFICATE OF AMENDMENT

EXHIBIT C	-	FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

SCHEDULE OF PURCHASERS

PURCHASER	SHARES OF SERIES A PREFERRED STOCK

LONGLEAF PARTNERS SMALL-CAP FUND	1,864,300

C2W PARTNERS MASTER FUND LIMITED	100,000

DESERET MUTUAL PENSION TRUST	35,700

EXHIBIT B

FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EASTMAN KODAK COMPANY

(Pursuant to Section 14A:7-2(2) and (4) of the

New Jersey Business Corporation Act)

Pursuant to the provisions of N.J.S.A. 14A:7-2(2) and (4), the undersigned corporation executes the following Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation:

1. The name of the corporation is Eastman Kodak Company, a corporation organized and existing under the laws of the State of New Jersey (hereinafter called the “Company”).

2. The following amendment to the Second Amended and Restated Certificate of Incorporation (the “Certificate”), was approved by the Company’s Board of Directors (the “Board”) as required by Section 14A:7-2 of the New Jersey Business Corporation Act at a meeting duly called and held on October 26, 2016.

3. The Board, in accordance with the Certificate, and Third Amended and Restated By-laws, as amended (the “By-laws”), and applicable law, at said meeting duly called, convened and held on October 26, 2016, authorized the issuance and sale by the Company of up to $210 million in aggregate liquidation preference of shares of the Company’s preferred stock, no par value per share (“Preferred Stock”), created a series of 5.50% Series A Convertible Preferred Stock of the Company designated as “5.50% Series A Convertible Preferred Stock”, adopted resolutions establishing and empowering a Special Committee of the Board (the “Pricing Committee”), and established limits specifically prescribed by the Board within which the Pricing Committee may determine the final terms of the 5.50% Series A Convertible Preferred Stock. Pursuant to the authority conferred by the Board upon the Pricing Committee and the resolutions of the Board, the Pricing Committee, at a meeting called and held on November 6, 2016, fixed and determined the authorized number of shares of the series, the dividend rate of shares of the series, the designations, and certain other powers, preferences, and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, and amended the Certificate to add such terms to the end of Article III of the Certificate as follows:

5.50% Series A Convertible Preferred Stock:

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as “5.50% Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 2,000,000.

Section 2. Dividends and Distributions.

(A) Holders of shares of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock and with respect to each Dividend Period, cash dividends in an amount equal to the Dividend Rate multiplied by the Liquidation Preference per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock shall cumulate quarterly on each Dividend Payment Date at the Dividend Rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Original Issue Date, whether or not in any Dividend Period(s) there have been funds legally available for the payment of such dividends. Dividends shall be payable to holders of record as they appear on the Company’s stock register on the immediately preceding Dividend Record Date (if such dividend has been declared). Accumulations of dividends on shares of Series A Preferred Stock do not bear interest. Dividends payable on the Series A Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

(B) The Company shall make each dividend payment on the Series A Preferred Stock in cash, with such cash dividends being paid only to the extent (i) the Company has funds legally available for payment and (ii) the Board, or an authorized committee thereof, declares such dividend payable.

(C) No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Series A Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

(D) Prior to the fifth (5th) anniversary of the Original Issue Date, unless all accumulated and unpaid dividends on the Series A Preferred Stock for all past Dividend Periods shall have been paid in full, or a sum for such accumulated and unpaid dividends has been set apart for the payment of dividends upon the Series A Preferred Stock, the Company shall not:

(i) declare or pay any dividend or make any distribution of assets on any Junior Stock; or

(ii) redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (1) upon conversion or exchange for other Junior Stock or (2) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock;

provided, however, that the foregoing limitations shall not apply to (x) redemptions, purchases or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of, or to, the Company or any of its subsidiaries; (y) an exchange, redemption, reclassification or conversion of any class or series of Junior Stock for any class or series of Junior Stock that ranks equal or junior to the applicable Junior Stock; or (z) any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to the applicable Junior Stock.

(E) Holders of shares of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on such shares on the corresponding Dividend Payment Date (if such dividend has been declared) notwithstanding the conversion of such shares following such Dividend Record Date or the Company’s default in payment of the dividend due on such Dividend Payment Date. Holders of shares of Series A Preferred Stock will not be entitled to any dividend in excess of full cumulative dividends.

Section 3. Rank.

The Series A Preferred Stock will rank senior, as to payment of dividends and distributions of assets upon the liquidation, dissolution or winding up of Company, to the Company’s Common Stock and any shares of capital stock of the Company not expressly ranking senior to or pari passu with the Series A Preferred Stock, and junior to all shares of capital stock of the Company issued in the future, the terms of which expressly provide that such shares will rank senior to the Series A Preferred Stock.

Section 4. Mandatory Redemption. Subject to the New Jersey Business Corporation Act, unless no shares of the Series A Preferred Stock are outstanding, on the fifth (5th) anniversary of the Original Issue Date, the Company shall redeem all shares of Series A Preferred Stock at a redemption price equal to the Liquidation Preference plus accrued and unpaid dividends to, but excluding the redemption date (the “Mandatory Redemption Price”).

Section 5. Conversion.

(A) Each Holder of Series A Preferred Stock shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 5, any or all of such Holder’s shares of Series A Preferred Stock at an initial conversion rate of 5.7471 shares of fully paid and non-assessable shares of Common Stock (subject to adjustment as provided in this Section 5, the “Conversion Rate”) per share of Series A Preferred Stock; provided, however, that prior to the receipt of Shareholder Approval (the period prior to such Shareholder Approval the “Approval Period”) shares of Series A Preferred Stock shall not be convertible pursuant to this Section 5 in the aggregate into more than 19.99% of the shares of Common Stock outstanding on the Original Issue Date (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) (such limitation, the “Conversion Cap”). Shares of Series A Preferred Stock shall immediately and permanently cease to be subject to the Conversion Cap upon the receipt of Shareholder Approval. If on any day during the Approval Period, the holders of Series A Preferred Stock provide notice of an election to convert that would result in the Series A Preferred Stock converting into more than the Conversion Cap, the Company shall determine in its sole and absolute discretion which Holder(s) and how many shares of Series A Preferred Stock held by any such Holder(s) shall be allowed to convert solely to prevent conversion into more than the Conversion Cap. For the avoidance of doubt and notwithstanding anything in this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”) to the contrary, the Conversion Cap shall not in any way limit the amounts that may be added to the Liquidation Preference. Upon conversion of any share of Series A Preferred Stock, the Company shall deliver to the converting Holder, in respect of each share of Series A Preferred Stock being converted, a number of shares of Common Stock equal to the Conversion Rate, together with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 13 and any dividend pursuant to Section 2(E), on the third Trading Day immediately following the relevant Conversion Date.

(B) Before any Holder shall be entitled to convert a share of Series A Preferred Stock as set forth above, such Holder shall (i) in the case of a beneficial interest in a Global Preferred Stock, comply with the procedures of the Depository in effect at that time and (ii) in the case of Certificated Preferred Stock (1) complete, manually sign and deliver an irrevocable notice to the office of the Transfer Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) substantially in the form of Exhibit B hereto (a “Notice of Conversion”) and state in writing therein the number of shares of Series A Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered to be registered, (2) surrender such shares of Series A Preferred Stock, at the office of the Transfer Agent and (3) if required, furnish appropriate endorsements and transfer documents. The Transfer Agent shall notify the Company of any conversion pursuant to this Section 5 on the Conversion Date for such conversion. The date on which a Holder complies with the procedures in this clause (B) is the “Conversion Date.” If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock to be delivered upon conversion of such shares of Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(C) Immediately prior to the close of business on the Conversion Date with respect to a conversion, a converting Holder of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder’s Series A Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On the date of any conversion, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, excepting only the rights of holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Series A Preferred Stock have been converted (with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 13); (ii) exercise the rights to which they are thereafter entitled as holders of the Common Stock; and (iii) receive any dividend payable notwithstanding the conversion.

(D) The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i) If the Company exclusively issues shares of Common Stock as a dividend or distribution on all shares of its Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1	= CR0 x	OS1
OS0

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date of such share split or share combination, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 5(D)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 5(D)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the announcement date of such distribution, to purchase or subscribe for shares of its Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be increased based on the following formula:

CR1	= CR0 x	OS0 + X
OS0 + Y

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such distribution;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 5(D)(ii) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Board determines not to make such distribution, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

For purposes of this Section 5(D)(ii), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii) If the Company makes distributions to all or substantially all holders of its Common Stock consisting of shares of its Capital Stock, evidence of indebtedness or other assets or properties, excluding:

(1) dividends or other distributions (including share splits), rights, options or warrants as to which an adjustment is effected in clause (i) or (ii) above or in clause (vi) below:

(2) dividends or other distributions covered by clause (iv) below:

(3) dividends or other distributions that constitute Exchange Property following a Reorganization Event:

(4) Spin-offs to which the provisions set forth below in this Section 5(D)(iii) shall apply,

the Conversion Rate shall be increased based on the following the formula:

CR1	= CR0 x	M
M – F

where:

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

M = the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

F = the fair market value, as determined by the Board, of the portion of those assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock immediately prior to the open of business on the Ex-Date for such distribution.

Any increase pursuant to this Section 5(D)(iii) shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board determines not to pay or make such distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “F” (as defined above) is equal to or greater than “M” (as defined above), in lieu of the foregoing increase, each Holder of Preferred Stock shall receive, for each share of Series A Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such distribution.

With respect to an adjustment pursuant to this Section 5(D)(iii) where there has been a payment of a dividend or other distribution of the Common Stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a U.S. national securities exchange, which is referred to herein as a “Spin-off,” the Conversion Rate will be increased based on the following formula:

CR1	= CR0 x	F + MP
MP

where:

CR1 = the Conversion Rate in effect immediately after the open of business on the effective date for the Spin-off;

CR0 = the Conversion Rate in effect immediately prior to the open of business on the effective date for the Spin-off;

F = the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Day period immediately following, and including, the effective date for the Spin-off (such period, the “Valuation Period”); and

MP = the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph of this Section 5(D)(iii) will become effective immediately after the open of business on the day after the last day of the Valuation Period. For purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days commencing on the effective date for any Spin-off, references within the portion of this Section 5(D)(iii) related to Spin-offs to 10 consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date for such Spin-off to, but excluding, the relevant Conversion Date.

(iv) If the Company makes any cash dividend or distribution to all or substantially all holders of its Common Stock, the Conversion Rate will be increased based on the following formula:

CR1	= CR0 x	SP0
SP0 - C

where,

CR0 = the applicable Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or other distribution;

CR1 = the applicable Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or other distribution;

SP0 = the average of the Closing Sale Prices of the Company’s Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or other distribution; and

C = the amount in cash per share the Company pays or distributes to holders of its Common Stock.

An adjustment on the Conversion Rate made pursuant to Section 5(D)(iv) shall become effective immediately after the close of business on the Record Date for the applicable dividend or other distribution. If any dividend or other distribution described in this Section 5(D)(iv) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or other distribution had not been declared.

If “C” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, each holder of Series A Preferred Stock shall receive, at the same time and upon the same terms as holders of the Company’s Common Stock, the amount of cash that such holder would have received if such holder owned a number of shares of the Company’s Common Stock equal to the applicable Conversion Rate in effect immediately prior to the close of business on the Record Date for such cash dividend or other distribution.

(v) In the event that the liabilities relating to the remediation of Eastman Business Park (net of any tax set-off or deduction for the benefit of the Company and net of any insurance proceeds received by, or other reimbursement to, the Company in connection with such liabilities) exceed $99 million and the Company (1) becomes obligated to make a cash payment as a result thereof in accordance with the terms of the Amended and Restated Settlement Agreement, dated as of June 17, 2013 and amended and restated as of August 6, 2013 (and as may be further amended, restated, modified or supplemented from time to time), by and among the Company and the New York State Department of Environmental Conservation and the New York State Urban Development Corporation, or (2) establishes a reserve with respect to an obligation described in the preceding clause (1), and only to the extent any such cash payment or reserve (net of any tax set-off or deduction for the benefit of the Company and net of any insurance proceeds received by, or other reimbursement to, the Company in connection with such cash payment or reserve) is greater than or equal to $5.0 million (and, for the avoidance of doubt, any such cash payment or reserve of less than $5.0 million shall be aggregated with any subsequent such cash payment(s) or reserve(s) in determining whether the amount paid or reserved by the Company exceeds or equals such $5.0 million threshold) (such cash payment(s) or reserve(s), the “Environmental Excess Costs”), the Company shall, on the date (the “Reference Date”) when such Environmental Excess Costs are recognized on the Company’s financial statements prepared in accordance with the US GAAP, promptly give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders of the Series A Preferred Stock (not later than three Business Days after the date of the press release) of an adjustment in the Conversion Rate, which shall be increased based on the following formula:

CR1	= CR0 x	SP0
SP0 – C

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Reference Date;

CR1 = the Conversion Rate in effect immediately after the close of business on the Reference Date;

SP0 = the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Reference Date; and

C = the Environmental Excess Costs divided by the number of outstanding shares of the Common Stock on the Reference Date.

Any increase pursuant to this Section 5(D)(v) shall become effective immediately after the close of business on the Reference Date. If any Environmental Excess Costs are subsequently eliminated due to a reversal of the associated environmental reserve (other than for payment of such reserve), the Conversion Rate shall be decreased, effective as of the date such reversal is reflected in the Company’s financial statements prepared in accordance with the US GAAP (the “Reversion Date”), to be the Conversion Rate that would then be in effect if such excess had not occurred.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase in Conversion Rate, the Liquidation Preference for each Holder of Preferred Stock shall increase by an amount per share equal to the Conversion Rate multiplied by “C”, effective as of the Reference Date and ending on the Reversion Date.

(vi) If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock and the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Price of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1	= CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1 = the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 5(D)(vi) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the date that any such tender or exchange offer expires, references within this Section 5(D)(vi) to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date.

In the event that the Company or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. For the avoidance of doubt, this Section 5(D)(vi) shall not apply if the Company otherwise acquires shares of Common Stock, including, but not limited to, through an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or through an “accelerated share repurchase” on customary terms.

(vii) Prior to the receipt of Shareholder Approval, conversion of the Series A Preferred Stock is subject to the Conversion Cap pursuant to Section 5(A). Notwithstanding the foregoing, the Conversion Cap shall have no effect on any adjustment to the Conversion Rate pursuant to this Section 5.

(viii) All calculations and other determinations under this Section 5(D) shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. No adjustment to the Conversion Rate shall be made if it results in a

Conversion Price that is less than the par value (if any) of the Common Stock. The Company shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Amendment and without giving effect to the previous sentence.

(ix) In addition to those adjustments required by clauses (i), (ii), (iii), (iv), (v) and (vi) of this Section 5(D), and to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange, the Company from time to time may (but is not required to) increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law if the increase is irrevocable during that period and the Board determines that such increase would be in the Company’s best interest. In addition, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of the Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Rate is increased pursuant to any of the preceding two sentences, the Company shall mail to the Holder of each share of Series A Preferred Stock at its last address appearing on the stock register of the Company a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(E) If any applicable law requires the deduction or withholding of any tax from any payment or deemed dividend to a Holder on its Series A Preferred Stock or Common Stock, the Company or an applicable withholding agent may withhold on cash dividends, shares of Series A Preferred Stock or Common Stock or sale proceeds paid, subsequently paid or credited with respect to such Holder or such Holder’s successors and assigns.

(F) The Company shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock a number of its authorized but unissued shares of Common Stock equal to the aggregate Liquidation Preference divided by $14.50 (subject to adjustment in the same manner as the Conversion Rate as provided in this Section 5), and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock (including any Additional Shares in connection with a Fundamental Change).

(G) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder or recipient of shares of Series A Preferred Stock for such certificates or for any documentary, stamp or similar issue or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Series A Preferred Stock and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(H) Notwithstanding Section 5(D)(ii), if the Company has a rights plan (including the distribution of rights pursuant thereto to all holders of the Common Stock) in effect while any shares of Series A Preferred Stock remain outstanding, Holders of Series A Preferred Stock will receive, upon conversion of Series A Preferred Stock, in addition to the Common Stock to which such Holder is entitled, a corresponding number of rights in accordance with the rights plan. If, prior to any conversion, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan so that Holders of Series A Preferred Stock would not be entitled to receive any rights in respect of the Common Stock delivered upon conversion of Series A Preferred Stock, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of its Common Stock, shares of Capital Stock covered by the separated rights, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 6. Mandatory Conversion.

(A) At any time on or after the second (2nd) anniversary of the Original Issue Date, the Company shall have the right, at its option, to give notice of its election to cause all outstanding shares of Series A Preferred Stock to be automatically converted into that number of whole shares of Common Stock for each share of Series A Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date, with cash in lieu of any fractional share pursuant to Section 13. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 6 only if the Closing Sale Price of the Common Stock equals or exceeds 125% of the Conversion Price for at least 45 Trading Days (whether or not consecutive) in a period of 60 consecutive Trading Days, including the last Trading Day of such 60-day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a press release announcing the mandatory conversion as described in Section 6(B).

(B) To exercise the mandatory conversion right described in Section 6(A), the Company shall publish such information on the Company’s website or through such other public medium as the Company may use at that time, prior to the open of business on the first Trading Day following any date on which the Company makes a conversion election pursuant to Section 6(A), announcing such a mandatory conversion. The Company shall also give notice by mail to the Holders of the Series A Preferred Stock (not later than three Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Series A Preferred Stock. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no later than 30 calendar days after the date on which the Company issues the press release described in this Section 6(B).

(C) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 6(B) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; and (iii) that dividends on the Series A Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

(D) On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Series A Preferred Stock called for a mandatory conversion pursuant to this Section 6 and all rights of Holders of such Series A Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 13 and a partial payment of any accrued and unpaid dividend. The full amount of any dividend payment with respect to the Series A Preferred Stock called for a mandatory conversion pursuant to this Section 6 on a date during the period beginning at the close of business on any Dividend Record Date and ending on the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share at the close of business on such Dividend Record Date if such share has been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided above with respect to a mandatory conversion pursuant to this Section 6, no payment or adjustment shall be made upon conversion of Series A Preferred Stock for accumulated dividends or dividends with respect to the Common Stock issued upon such conversion thereof.

(E) The Company may not authorize, issue a press release or give notice of any mandatory conversion pursuant to this Section 6 unless, prior to giving the conversion notice, all accumulated dividends on the Series A Preferred Stock (whether or not declared) for periods ended prior to the date of such conversion notice shall have been paid.

Section 7. Conversion upon a Fundamental Change.

(A) Upon any conversion during the period (the “Fundamental Change Conversion Period”) beginning on a Fundamental Change Effective Date and ending on the date that is 30 days after such Fundamental Change Effective Date (the “Expiration Date”), each holder of Series A Preferred Stock shall receive, for each share of Series A Preferred Stock converted, either (i) a number of shares of the Company’s Common Stock equal to the then-applicable Conversion Rate, plus a number of Additional Shares, if any, or (ii) a number of shares of Common Stock equal to the Conversion Rate which will be increased to equal the sum of the Liquidation Preference plus all accumulated and unpaid dividends to, but excluding, the settlement date for such conversion divided by the Market Value of the Common Stock. Notwithstanding the foregoing, the Conversion Rate as adjusted as described in clause (A)(ii) will not exceed 10.3448 shares of Common Stock per share of Series A Preferred Stock (subject to adjustment in the same manner as the Conversion Rate as provided in Section 5).

(B) In addition to the number of shares of the Company’s Common Stock issuable upon conversion of each share of Series A Preferred Stock on any Conversion Date during the Fundamental Change Conversion Period, each converting holder shall have the right to receive an amount equal to all accrued, accumulated and unpaid dividends on such converted shares of Series A Preferred Stock, whether or not declared prior to that date, for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Conversion Date (other than previously declared dividends on the Series A Preferred Stock payable to holders of record as of a prior date), provided that the Company is then legally permitted to pay such dividends. The amount payable in respect of such dividends shall be paid in cash.

(C) The Company must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all record holders of the Series A Preferred Stock by the later of 20 days prior to the anticipated Fundamental Change Effective Date (determined in good faith by the Board) and the first public disclosure by the Company of the anticipated Fundamental Change, if practicable, and otherwise by the earliest practicable date, of the anticipated Fundamental Change Effective Date. The Fundamental Change Notice shall be given by first-class mail to each record holder of shares of Series A Preferred Stock, at such holder’s address as the same appears on the books of the Company or the Transfer Agent. Each such Fundamental Change Notice shall state (i) the anticipated Fundamental Change Effective Date; (ii) the Expiration Date based on the anticipated Fundamental Change Effective Date; (iii) the name and address of the Transfer Agent; (iv) whether accumulated and unpaid dividends will be paid in cash, shares of the Company’s Common Stock or a combination thereof; and (v) the procedures that holders must follow to convert their shares of Series A Preferred Stock pursuant to this Section 7.

(D) On or before the Expiration Date, each holder of shares of Series A Preferred Stock wishing to exercise its conversion right pursuant to this Section 7 shall comply with the procedures set forth in Section 5(B), and on such date the shares of the Company’s Common Stock and the payment for unpaid dividends due to such holder (if applicable) shall be delivered to the Person whose name appears on the surrendered certificate or certificates as the owner thereof.

Section 8. Make-Whole Premium for Conversion upon a Fundamental Change.

(A) For Holders who elect to convert shares of Series A Preferred Stock pursuant to Section 7(A)(i) during the Fundamental Change Conversion Period, the additional number of shares of the Company’s Common Stock issuable for each share of Series A Preferred Stock so converted (the “Additional Shares” or the “Make-Whole Premium”), if any, is set forth below in this Section 8.

(B) The number of Additional Shares shall be determined by reference to the table below, based on the Fundamental Change Effective Date and the Fundamental Change Stock Price.

	Fundamental Change Stock Price
Fundamental Change
Effective Date	$14.50	$15.50	$16.50	$17.40	$19.00	$21.75	$23.00	$25.00	$27.50	$30.00	$32.50	$35.00
November 15, 2016	1.1495	0.9420	0.7726	0.6462	0.4694	0.2665	0.2036	0.1288	0.0673	0.0299	0.0086	0.0000
November 15, 2017	1.1495	0.9126	0.7318	0.5978	0.4131	0.2106	0.1518	0.0865	0.0383	0.0128	0.0016	0.0000
November 15, 2018	1.1495	0.9006	0.7045	0.5570	0.3467	0.0961	0.0190	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2019	1.1495	0.8902	0.6864	0.5366	0.3295	0.0926	0.0190	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2020	1.1495	0.8326	0.6105	0.4559	0.2600	0.0667	0.0133	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2021	1.1495	0.7045	0.3135	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(C) The Fundamental Change Stock Prices set forth in the first row of the foregoing table shall be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Fundamental Change Stock Prices shall equal the Fundamental Change Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted.

(D) The exact Fundamental Change Stock Price and Fundamental Change Effective Dates may not be set forth on the table, in which case:

(i) if the Fundamental Change Stock Price is between two Fundamental Change Stock Price amounts on the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates on the table, the Make-Whole Premium shall be determined by straight-line interpolation between the Make-Whole Premium amounts set forth for the higher and lower Fundamental Change Stock Price amounts and the two dates, as applicable, based on a 365-day year;

(ii) if the Fundamental Change Stock Price is in excess of $35.00 per share (subject to adjustment as described above), then no Additional Shares shall be added to the Conversion Rate; and

(iii) if the Fundamental Change Stock Price is less than $14.50 per share (subject to adjustment as described above), then no Additional Shares shall be added to the Conversion Rate.

(E) The Company shall only be required to deliver the Make-Whole Premium with respect to shares of Series A Preferred Stock surrendered for conversion during any Fundamental Change Conversion Period.

Section 9. Reorganization Events.

(A) In the event of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination);

(ii) any consolidation, merger or combination involving the Company;

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety; or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), each of which is herein referred to as a “Reorganization Event,” each share of the Series A Preferred Stock outstanding immediately prior to such Reorganization Event will become convertible into the kind and amount of securities, cash and other property or assets that a holder (that was not the counterparty to the Reorganization Event or an affiliate of such other party) of a number of shares of Common Stock (calculated for this purpose without regard to the Conversion Cap) equal to the Conversion Rate per share of the Series A Preferred Stock prior to the Reorganization Event would have owned or been entitled to receive upon the Reorganization Event (the “Exchange Property”).

(B) Upon any conversion during the period following a Reorganization Event and ending on the date that is 30 days after such Reorganization Event, each Holder of Series A Preferred Stock may elect to receive, for each share of Series A Preferred Stock converted, a number of shares of Common Stock equal to the Conversion Rate which will be increased to equal the sum of the Liquidation Preference plus all accumulated and unpaid dividends to, but excluding, the settlement date for such conversion divided by the Market Value of the Common Stock, provided that such Conversion Rate set forth in this clause (B) will not exceed 10.3448 shares of Common Stock per share of Series A Preferred Stock (subject to adjustment in the same manner as the Conversion Rate as provided in Section 5).

(C) In addition, in any Reorganization Event where (i) the Exchange Price (as defined in Section 16) is below $14.50 and there is a Change of Control, or (ii) when there is a Fundamental Change, the Company will have the right to require Holders of the Series A Preferred Stock to convert each share of the Series A Preferred Stock outstanding immediately prior to such Reorganization Event into a number of shares of Common Stock equal to the Conversion Rate which will be increased to equal the sum of the Liquidation Preference plus all accumulated and unpaid dividends to, but excluding, the settlement date for such conversion divided by the Market Value of the Common Stock, provided that such Conversion Rate set forth in this clause (C) will not exceed 20.6897 shares of Common Stock per share of Series A Preferred Stock (subject to adjustment in the same manner as the Conversion Rate as provided in Section 5).

Section 10. Voting Rights.

(A) Holders shall be entitled to notice of any stockholder’s meeting. In addition to any special voting rights provided by the New Jersey Business Corporation Act or by contract, Holders shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted at the then applicable Conversion Rate (subject to the Conversion Cap, if applicable), at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with shares of Common Stock and not separately as a class, except as described below. To the extent the voting rights of Holders of the Series A Preferred Stock are limited by the Conversion Cap, the vote of all Holders of Series A Preferred Stock shall be reduced on a pro rata basis. For the avoidance of doubt, if the Shareholder Approval is obtained, then the Conversion Cap shall cease to apply.

(B) For so long any shares of Series A Preferred Stock remain outstanding, unless a greater percentage shall be required by law, the affirmative vote or consent of the Holders of more than 66 2/3% of the outstanding shares of Series A Preferred Stock, in person or by proxy, at an annual meeting of the Company’s shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Second Amended and Restated Certificate of Incorporation, this Certificate of Amendment establishing the Series A Preferred Stock, or the Third Amended and Restated By-laws of the Company, as amended, if the amendment would amend, alter or affect the voting rights, dividend rights, preferences or special rights of the Series A Preferred Stock so as to adversely affect the Holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of stock pari passu with or senior to the Series A Preferred Stock, or security convertible into such capital stock,

(C) Whenever dividends on any Series A Preferred Stock shall be in arrears for six or more consecutive or non-consecutive Dividend Periods (a “Preferred Dividend Default”), the Holders (voting together as a class with the holders of all other classes or series of voting preferred stock whose voting rights are then exercisable (the “Voting Preferred Stock”)) shall be entitled to vote for the election of a total of two additional directors of the Company (the “Preferred Directors”) at the next annual meeting of stockholders and at each subsequent meeting, until all dividends accumulated on such Series A Preferred Stock and Voting Preferred Stock for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board shall be increased by two directors. Notwithstanding the foregoing, if, prior to the election of any additional directors in the manner set forth herein, all accumulated dividends are paid on the Series A Preferred Stock and Voting Preferred Stock, no such additional directors shall be so elected. If and when all accumulated dividends shall have been paid on such Series A Preferred Stock and Voting Preferred Stock, the right of the holders of such securities to elect the Preferred Directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall immediately terminate and the entire Board shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock and Voting Preferred Stock (voting as a single class).

(D) Except as set forth in this Section 10, Holders have no special voting rights and their consent shall not be required for taking any corporate action.

Section 11. [Reserved].

Section 12. Information Rights.

(A) The Company shall provide Holders with, within 15 days after it has filed the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may prescribe) that it may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the Commission) (“Public Company Reports”).

(B) The Company’s obligation set forth in Section 12(A) to provide Holders with copies of Public Company Reports shall be satisfied if the Company files such Public Company Reports with the SEC on EDGAR or otherwise makes such reports publicly available on its website.

(C) To the extent the Company is not required to file Public Company Reports with the SEC, the Company shall, for so long as any shares of the Series A Preferred Stock are outstanding, furnish to Holders, upon their written request (and subject to such Holders entering into customary confidentiality agreements with the Company, consistent with any such agreements entered into generally by shareholders of the Company receiving such information, prior to receiving such information), quarterly reports and annual reports of the Company, which shall be similar in scope to a Form 10-Q and Form 10-K, respectively. In this circumstance, the Company shall furnish to Holders such information as soon as reasonably practicable after such information has been prepared by the Company.

Section 13. No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be delivered upon conversion, whether voluntary or mandatory, of the Series A Preferred Stock. Instead, the Company will make a cash payment to each Holder that would otherwise be entitled to a fractional share based on the Closing Sale Price of the Common Stock on the relevant Conversion Date.

Section 14. Certificates.

(A) Form and Dating. The certificates representing the Series A Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A. The Series A Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Each Series A Preferred Stock certificate shall be dated the date of its authentication.

(i) Global Preferred Stock. The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend substantially in the form of Exhibit A hereto (the “Global Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Company and authenticated by the Transfer Agent as hereinafter provided. The number of shares of Series A Preferred Stock represented by Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. All shares of Common Stock issued in respect of shares of Series A Preferred Stock on any Conversion Date shall be freely transferable without restriction under the Securities Act (other than by the Company’s Affiliates), and such shares shall be eligible for receipt in global form through the facilities of DTC.

(ii) Book-Entry Provisions. In the event Global Preferred Stock is deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Preferred Stock certificates that (a) shall be registered in the name of Cede & Co. as nominee for DTC as depository for such Global Preferred Stock or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC. Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Amendment with respect to any Global Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Preferred Stock, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Stock.

(iii) Certificated Preferred Stock. Except as provided in this Section 14(A) or in Section 14(C), owners of beneficial interests in Global Preferred Stock will not be entitled to receive physical delivery of Series A Preferred Stock in fully registered certificated form (“Certificated Preferred Stock”).

(B) Execution and Authentication. The Chief Executive Officer or the President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Company shall sign the Series A Preferred Stock certificate for the Company by manual or facsimile signature.

If an Officer whose signature is on a Series A Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Series A Preferred Stock certificate, the Series A Preferred Stock certificate shall be valid nevertheless.

A Series A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series A Preferred Stock certificate. The signature shall be conclusive evidence that the Series A Preferred Stock certificate has been authenticated under this Certificate of Amendment.

The Transfer Agent shall authenticate and deliver certificates for up to 2,000,000 shares of Series A Preferred Stock for original issue upon a written order of the Company signed by two Officers of the Company. Such order shall specify the number of shares of Series A Preferred Stock to be authenticated and the Original Issue Date of the Series A Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Series A Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series A Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Amendment to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(C) Transfer and Exchange.

(i) Transfer and Exchange of Certificated Preferred Stock. When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided that the Certificated Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.

(ii) Restrictions on Transfer of Certificated Preferred Stock for a Beneficial Interest in Global Preferred Stock. Certificated Preferred Stock may not be exchanged for a beneficial interest in Global Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Company and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Preferred Stock to reflect an increase in the number of shares of Series A Preferred Stock represented by the Global Preferred Stock, then the Transfer Agent shall cancel such Certificated Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series A Preferred Stock represented by the Global Preferred Stock to be increased accordingly. If no Global Preferred Stock is then outstanding, the Company shall issue and the Transfer Agent shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Preferred Stock representing the appropriate number of shares.

(iii) Transfer and Exchange of Global Preferred Stock. The transfer and exchange of Global Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Amendment (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv) Transfer of a Beneficial Interest in Global Preferred Stock for Certificated Preferred Stock.

(1) If at any time:

(A) DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Preferred Stock and a successor depository for the Global Preferred Stock is not appointed by the Company within 90 days after delivery of such notice; or

(B) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Preferred Stock is not appointed by the Company within 90 days,

then the Company shall execute, and the Transfer Agent, upon receipt of a written order of the Company signed by two Officers of the Company requesting the authentication and delivery of Certificated Preferred Stock to the Persons designated by the Company, shall authenticate and deliver Certificated Preferred Stock equal to the number of shares of Series A Preferred Stock represented by the Global Preferred Stock, in exchange for such Global Preferred Stock. Subject to the foregoing, the beneficial interests in a Global Preferred Stock shall not be exchangeable for Certificated Preferred Stock.

(2) Certificated Preferred Stock issued in exchange for a beneficial interest in a Global Preferred Stock pursuant to this Section 14(C)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Preferred Stock to the Persons in whose names such Series A Preferred Stock are so registered in accordance with the instructions of DTC.

(v) Restrictions on Transfer of Global Preferred Stock. Notwithstanding any other provisions of this Certificate of Amendment (other than the provisions set forth in Section 14(C)(iv)), Global Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi) Cancellation or Adjustment of Global Preferred Stock. At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted or canceled, such Global Preferred Stock shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent. At any time prior to such cancellation, if any beneficial interest in Global Preferred Stock is exchanged for Certificated Preferred Stock, converted or canceled, the number of shares of Series A Preferred Stock represented by such Global Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(vii) Obligations with Respect to Transfers and Exchanges of Series A Preferred Stock.

(1) To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock and Global Preferred Stock as required pursuant to the provisions of this Section 14(C).

(2) All Certificated Preferred Stock and Global Preferred Stock issued upon any registration of transfer or exchange of Certificated Preferred Stock or Global Preferred Stock shall be the valid Capital Stock of the Company, entitled to the same benefits under this Certificate of Amendment as the Certificated Preferred Stock or Global Preferred Stock surrendered upon such registration of transfer or exchange.

(3) Prior to due presentment for registration of transfer of any shares of Series A Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Series A Preferred Stock are registered as the absolute owner of such Series A Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(4) No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Series A Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series A Preferred Stock certificates or Common Stock certificates, except as provided in Section 5(G).

(viii) No Obligation of the Transfer Agent.

(1) The Transfer Agent or the Company shall have no responsibility or obligation to any beneficial owner of Global Preferred Stock, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series A Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to Holders under the Series A Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Preferred Stock). The rights of beneficial owners in any Global Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(2) The Transfer Agent or the Company shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Amendment or under applicable law with respect to any transfer of any interest in any Series A Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Amendment, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(D) Replacement Certificates. If any of the Certificated Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Certificated Preferred Stock certificate, or in lieu of and substitution for the Certificated Preferred Stock certificate lost, stolen or destroyed, a new Certificated Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Certificated Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(E) Temporary Certificates. Until definitive Certificated Preferred Stock certificates are ready for delivery, the Company may prepare and the Transfer Agent shall authenticate temporary Certificated Preferred Stock certificates. Any temporary Certificated Preferred Stock certificates shall be substantially in the form of definitive Preferred Stock certificates but may have variations that the Company considers appropriate for temporary Certificated Preferred Stock certificates. Without unreasonable delay, the Company shall prepare and the Transfer Agent shall authenticate definitive Certificated Preferred Stock certificates and deliver them in exchange for temporary Certificated Preferred Stock certificates.

(F) Cancellation. In the event the Company shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(i) At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted, repurchased or canceled, such Global Preferred Stock shall thereupon be delivered to the Transfer Agent for cancellation.

(ii) The Transfer Agent and no one else shall cancel and destroy all Certificated Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Certificated Preferred Stock certificates to the Company. The Company may not issue new Certificated Preferred Stock certificates to replace Certificated Preferred Stock certificates to the extent they evidence Series A Preferred Stock which the Company has purchased or otherwise acquired.

(G) Legends. All certificates or other instruments representing shares of Series A Preferred Stock or Common Stock issuable upon conversion thereof will bear a legend in substantially the following form (excluding in the case of any such Series A Preferred Stock or such Common Stock for which a registration statement covering the resale of such Series A Preferred Stock or such Common Stock has been declared effective by the SEC and that has been disposed of pursuant to such effective registration statement; or sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM EASTMAN KODAK COMPANY OR ANY SUCCESSOR THERETO, AND THIS SECURITY MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY MAY BE TRANSFERRED IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT WITHOUT THE DELIVERY OF AN OPINION OF COUNSEL.

Section 15. Other Provisions.

(A) With respect to any notice to a Holder of shares of Series A Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(B) Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares of Series A Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the New Jersey Business Corporation Act) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

(C) The shares of Series A Preferred Stock shall be issuable only in whole shares.

(D) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Company’s or the Transfer Agent’s records for such Holder, or for Global Preferred Stock, to the Depository in accordance with its procedures.

(E) Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

Section 16. Definitions.

(A) “Additional Shares” shall have the meaning set forth in Section 8(A).

(B) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term “control” and its correlative forms “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, contract or otherwise.

(C) “Agent Members” shall have the meaning set forth in Section 14(A)(ii).

(D) “Approval Period” shall have the meaning set forth in Section 5(A).

(E) “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, New Jersey are authorized or required by law to be closed for business.

(F) “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

(G) “Certificated Preferred Stock” shall have the meaning set forth in Section 14(A)(iii).

(H) “Certificate of Amendment” shall have the meaning set forth in Section 5(A).

(I) “Change of Control” means a Fundamental Change as set forth in clause (i) of the definition of Fundamental Change.

(J) “close of business” means 5:00 p.m. (New York City time).

(K) “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

(L) “Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(M) “Conversion Cap” shall have the meaning set forth in Section 5(A).

(N) “Conversion Date” shall have the meaning specified in Section 5(B).

(O) “Conversion Price” shall mean, at any time, $100.00 (one hundred and 00/100 dollars) divided by the Conversion Rate in effect at such time.

(P) “Conversion Rate” shall have the meaning specified in Section 5(A).

(Q) “DTC” or “Depository” shall mean The Depository Trust Company, or any successor depository.

(R) “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2017.

(S) “Dividend Period” means the period commencing on, and including, a Dividend Payment Date and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date, with the exception that the first Dividend Period shall commence on, and include, the Original Issue Date and end on and include January 14, 2017.

(T) “Dividend Rate” shall mean the rate per annum of 5.50% per share of Series A Preferred Stock on the Liquidation Preference.

(U) “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding such Dividend Payment Date.

(V) “Eastman Business Park” shall mean Eastman Business Park, a more than 1,200 acre technology center and industrial complex located in Rochester, New York.

(W) “Effective Date” shall mean the date on which a Fundamental Change event occurs or becomes effective, except that, as used in Section 5(D), Effective Date shall mean the first date on which the shares of the Common Stock trade on the applicable exchange or market, regular way, reflecting the relevant share split or share combination, as applicable.

(X) “Environmental Excess Costs” shall have the meaning set forth in Section 5(D)(v).

(Y) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(Z) “Exchange Price” shall mean the Exchange Property divided by the Market Value of the Common Stock.

(AA) “Exchange Property” shall have the meaning set forth in Section 9(A).

(BB) “Ex-Date,” when used with respect to any issuance, dividend or distribution on the Common Stock, means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(CC) “Expiration Date” shall have the meaning set forth in Section 7(A).

(DD) “Fundamental Change” shall be deemed to have occurred at any time after the Series A Preferred Stock is originally issued if any of the following occurs:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than (1) the Company, its subsidiaries or the employee benefit plans of the Company and its subsidiaries and (2) Permitted Holders, becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the Voting Stock, provided that a Fundamental Change will be deemed to have occurred if a Permitted Holder Group becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 70% of the Voting Stock;

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than one of the Company’s subsidiaries; provided, however, that any merger solely for the purpose of changing the Company’s jurisdiction of incorporation to the United States of America, any State thereof or the District of Columbia, and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity, shall not be a Fundamental Change; provided further that any transaction described in this clause (ii) in which the holders of the Company’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of the common stock of the continuing corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (ii);

(iii) the Common Stock ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

(iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

provided, however, that a transaction or transactions described in clause (i) or (ii) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by holders of the Common Stock of the Company, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series A Preferred Stock becomes convertible into such consideration pursuant to the terms hereof.

(EE) “Fundamental Change Conversion Period” shall have the meaning set forth in Section 7(A).

(FF) “Fundamental Change Effective Date” means, with respect to the occurrence of any Fundamental Change, the effective date of such Fundamental Change.

(GG) “Fundamental Change Notice” shall have the meaning set forth in Section 7(C).

(HH) “Global Preferred Stock” shall have the meaning specified in Section 14(A)(i).

(II) “Holder” or “holder” shall mean a holder of record of the Series A Preferred Stock.

(JJ) “Junior Stock” means all classes of the Company’s Common Stock and any other class of capital stock or series of preferred stock of the Company established after the issue date of the Series A Preferred Stock, the terms of which do not expressly provide that such class or series ranks senior to or pari passu with the Series A Preferred Stock as to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution.

(KK) “Liquidation Preference” means, with respect to each share of Series A Preferred Stock, $100.00 per share.

(LL) “Make-Whole Premium” shall have the meaning set forth in Section 8(A).

(MM) “Mandatory Conversion Date” shall have the meaning specified in Section 6(B).

(NN) “Mandatory Redemption Price” shall have the meaning specified in Section 4.

(OO) “Market Value” shall mean the average of the per share volume-weighted average prices of the Common Stock for each day during a 15 consecutive Trading Day period ending immediately prior to the date of determination, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “KODK Equity VWAP” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such Trading Day, the Closing Sale Price shall be used for such Trading Day). The per share volume-weighted average price on each such Trading Day shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(PP) “Notice of Conversion” shall have the meaning set forth in Section 5(B).

(QQ) “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

(RR) “Officers’ Certificate” shall mean a certificate signed by two Officers.

(SS) “open of business” means 9:00 a.m. (New York City time).

(TT) “Original Issue Date” shall mean the first date on which the Series A Preferred Stock is issued.

(UU) “Permitted Holders” shall mean, at any time, each of (i) Blackstone Holdings I L.P., (“Blackstone”), (ii) Affiliates controlled by Blackstone, (iii) BlueMountain Capital Management, LLC (“BlueMountain”), (iv) Affiliates controlled by BlueMountain, (v) Moses Marx and his controlled Affiliates, (vi) Franklin Mutual Advisers, LLC and its controlled Affiliates, (vii) George Karfunkel individually and his controlled Affiliates, (viii) The George Karfunkel 2007 Grantor Retained Annuity Trust #1, (ix) The George Karfunkel 2007 Grantor Retained Annuity Trust #2, (x) Southeastern Asset Management, Inc. and its Affiliates and (xi) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) through (x) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) through (x) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group (without giving effect to any attribution rules).

(VV) “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(WW) “Preferred Dividend Default” shall have the meaning set forth in Section 10(C).

(XX) “Preferred Directors” shall have the meaning set forth in Section 10(C).

(YY) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(ZZ) “Reference Date” shall have the meaning set forth in Section 5(D)(v).

(AAA) “Reorganization Event” shall have the meaning set forth in Section 9(A).

(BBB) “Reversion Date” shall have the meaning set forth in Section 5(D)(v).

(CCC) “SEC” or “Commission” shall mean the Securities and Exchange Commission.

(DDD) “Securities Act” shall mean the Securities Act of 1933, as amended.

(EEE) “Series A Preferred Stock” shall have the meaning set forth in Section 1.

(FFF) “Shareholder Approval” shall mean the approval by the shareholders of the Company necessary to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (or any successor provision) the issuance of Common Stock upon conversion of shares of the Series A Preferred Stock into Common Stock.

(GGG) “Spin-off” shall have the meaning specified in Section 5(D)(iii).

(HHH) “Stock Price” shall mean (i) if holders of the Common Stock receive in exchange for their Common Stock only cash in the transaction constituting a Fundamental Change, the cash amount paid per share or (ii) otherwise, the average of the Closing Sale Prices of the Common Stock on the five Trading Days preceding, but excluding the Effective Date of the Fundamental Change.

(III) “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or traded, Trading Day means a Business Day.

(JJJ) “Transfer Agent” shall mean Computershare Inc. and Computershare Trust Company N.A., together acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Series A Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(KKK) “US GAAP” shall have the meaning specified in Section 5(D)(v).

(LLL) “Valuation Period” shall have the meaning specified in Section 5(D)(iii).

(MMM) “Voting Preferred Stock” shall have the meaning set forth in Section 10(C).

(NNN) “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board.

EXHIBIT A

FORM OF SERIES A PREFERRED STOCK CERTIFICATE

FACE OF SECURITY

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF AMENDMENT REFERRED TO BELOW.]1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM EASTMAN KODAK COMPANY OR ANY SUCCESSOR THERETO, AND THIS SECURITY MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY MAY BE TRANSFERRED IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT WITHOUT THE DELIVERY OF AN OPINION OF COUNSEL.

Certificate Number [ ]	Number of Shares of
Preferred Stock [ ]

CUSIP No.: [ ]
ISIN No. [ ]

[1]	(1) Insert if a global security.

5.50% Series A Convertible Preferred Stock

of

EASTMAN KODAK COMPANY

EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable shares of preferred stock, no par value, of the Company designated as the 5.50% Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are as specified in, and the shares of Series A Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company, dated [ ], 2016, as the same may be amended from time to time (the “Certificate of Amendment”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Amendment. The Company will provide a copy of the Certificate of Amendment to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to the Certificate of Amendment, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Amendment and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Amendment or be valid for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this     day of [             ], 2016.

EASTMAN KODAK COMPANY

By:
Name:
Title:

By:
Name:
Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of Series A Preferred Stock referred to in the within-mentioned Certificate of Amendment.

Dated:

COMPUTERSHARE SHAREOWNER SERVICES, as Transfer Agent

By:
Authorized Signatory

REVERSE OF SECURITY

The Company is authorized to issue 5.50% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and common stock. The Series A Preferred Stock is convertible preferred stock, with a dividend and liquidation preference over the common stock and voting rights identical to the voting rights of the common stock on an as converted basis that will vote together with the common stock as a single class.

The Company will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

The Company will furnish to any shareholder, upon request and without charge, a full statement of the authority of its Board of Directors to divide shares of its capital stock into classes or series and to determine and change the relative rights, preferences and limitations of any class or series.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Series A Preferred Stock Certificate)

Signature Guarantee:	[2]

[2]	(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

EXHIBIT B

NOTICE OF CONVERSION

(To be Executed by the Holder in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 5.50% Series A Preferred Stock (the “Series A Preferred Stock”) of Eastman Kodak Company (the “Company”), represented by stock certificate No(s)     (the “Preferred Stock Certificates”), into shares of Common Stock (“Common Stock”) of the Company according to the conditions of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company, dated [ ], 2016, establishing the Series A Preferred Stock (the “Certificate of Amendment”). The Company will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of the Company’s Common Stock upon conversion of the Series A Preferred Stock, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder will pay the tax. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Amendment.

Number of shares of Series A Preferred Stock to be converted:

Name or Names (with addresses) in which the certificate or certificate for any shares of Common Stock to be issued are to be registered:3

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

[3]	The Company is not required to issue shares of Common Stock until you (a) if required, furnish appropriate endorsements and transfer documents and (b) if required, pay funds equal to interest payable on the next Dividend Payment Date to which such Holder is not entitled.

IN WITNESS WHEREOF, this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company is executed on behalf of the Company by its [Authorized Officer] and attested by its [Authorized Officer] this     day of,              201    .

[ ]

Attest:

[ ]

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated as of             , 2016, by and among EASTMAN KODAK COMPANY a New Jersey corporation (the “Company”), the investors listed on Exhibit A to the Purchase Agreement (as defined below) (each, a “Purchaser” and collectively, the “Purchasers”) and Southeastern Asset Management, Inc.

WITNESSETH:

WHEREAS, the Company, the Purchasers and Southeastern Asset Management, Inc. have entered into a Series A Preferred Stock Purchase Agreement, dated as of November 7, 2016, (the “Purchase Agreement”), whereunder, among other things, the Purchasers agreed to purchase the Registrable Securities from the Company; and

WHEREAS, the execution of this Agreement by the Company and its delivery to the Purchasers is required by the Purchase Agreement,

NOW THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties agree as follows:

ARTICLE 1. DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the States of New York or New Jersey generally are authorized or required by law or other government action to close.

“Closing Date” shall have the meaning set forth in the Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filing Date” means the date on which the Registration Statement is initially filed.

“Indemnified Party” shall have the meaning set forth in Section 5.3.

“Indemnifying Party” shall have the meaning set forth in Section 5.3.

“Losses” shall have the meaning set forth in Section 5.1.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference in such Prospectus.

“Purchase Agreement” has the meaning set forth in the Recitations.

“Registrable Securities” means the number of shares of Series A Preferred Stock purchased by the Purchasers pursuant to the Purchase Agreement and the shares of Common Stock into which they are convertible; provided, that any such securities shall cease to constitute “Registrable Securities” upon the earliest to occur of: (A) the date on which such securities are disposed of pursuant to the Registration Statement; (B) the date on which such securities become eligible for sale under Rule 144 (or any successor rule then in effect) promulgated under the Securities Act, without restriction thereunder and restrictive legends have been removed from all certificates representing the applicable Registrable Securities; and (C) the date on which such securities cease to be outstanding.

“Registration Statement” means any registration statement contemplated by this Agreement, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 158” means Rule 158 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

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“Rule 424” means Rule 424 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the 2,000,000 preferred shares of the Company, designated as 5.50% Series A Convertible Preferred Stock, no par value per share, having the terms set forth in the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company in the form attached as Exhibit B to the Purchase Agreement.

ARTICLE 2. RESALE REGISTRATION STATEMENT

2.1 Registration Statement. Within 90 days after the Closing Date and subject to Section 2.3, the Company shall prepare and file with the Commission the Registration Statement, which shall be a “resale” registration statement providing for the resale of the Registrable Securities pursuant to an offering to be made on a continuous basis under Rule 415. The Registration Statement shall be on Form S-3 and shall cover to the extent allowable under the Securities Act and the rules promulgated thereunder, such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions of and/or from the Registrable Securities and adjustments in the number of shares of Common Stock into which each share of is convertible made pursuant to the terms of the Series A Preferred Stock. The Registration Statement may include only the Registrable Securities. The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act and to keep the Registration Statement continuously effective under the Securities Act until the earlier of (x) the date when all Registrable Securities covered by such Registration Statement have been sold or (y) the date on which all Registrable Securities then held by the Purchasers may be sold without restriction pursuant to Rule 144, as determined by counsel satisfactory to the Company in a written opinion addressed to the Company and its transfer agent.

2.2 Certain Matters. In the event that, due to limits imposed by the Commission, the Company is unable on the Registration Statement to register for resale under Rule 415 of Regulation C under the Securities Act all of the Registrable Securities that it has agreed to file pursuant to the first sentence of Section 2.1, the Company shall include in the Registration Statement, which may be a subsequent Registration Statement if the Company is required, or determines that it is desirable, to withdraw the original Registration Statement and file a new Registration Statement in order to rely on Rule 415 with respect to the full such amount of the Registrable Securities permitted by the Commission.

2.3 Blackout Period. The Company may postpone the filing or effectiveness of any Registration Statement (or amendment or supplement thereto) or suspend the use or effectiveness of any Registration Statement (and in each case suspend any other related action otherwise contemplated hereunder) for a reasonable “blackout period” if the board of directors of the Company determines in good faith that such registration or the sale by the Purchasers of

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Registrable Securities under such Registration Statement at such time (i) would adversely affect a pending or proposed significant corporate event, proposed financing or negotiations, proposed offering of Common Stock by the Company on its behalf or pursuant to the Registration Rights Agreement dated September 3, 2013 between the Company and stockholders specified in such agreement, discussions or pending proposals with respect thereto or (ii) would require the disclosure of material non-public information the disclosure of which at such time would, in the good faith judgment of the board of directors of the Company, be materially adverse to the interests of the Company; provided that the filing or effectiveness of a Registration Statement (or amendment or supplement thereto) by the Company may not be postponed and the use or effectiveness of any Registration Statement may not be suspended (A) in the case of clause (i) above, for more than ten (10) days after the abandonment or consummation of any of the pending or proposed significant corporate event, proposed financing or the negotiations, discussions or pending proposals with respect thereto; (B) in the case of clause (ii) above, until the earlier to occur of the filing by the Company of its next succeeding Form 10-K or Form 10-Q or the date upon which such information is otherwise publicly disclosed by the Company; or (C) in any event, in the case of either clause (i) or (ii) above, for more than 90 days after the date of the determination of the board of directors of the Company; provided that the Company may not postpone the filing or effectiveness of a Registration Statement (or amendment or supplement thereto) or suspend the use or effectiveness of any Registration Statement for more than an aggregate of 90 days in any 365-day period. In addition to the foregoing, the Company shall have the right to suspend the Purchasers’ ability to use a Prospectus in connection with non-underwritten sales off of a Registration Statement during each of its regular quarterly blackout periods applicable to directors and senior officers under the Company’s policies in existence from time to time. The Company shall not be required to effectuate an underwritten offering (during such a regular quarterly blackout period or otherwise) to the extent the Company reasonably concludes, after consultation in good faith with the relevant Purchasers, that the Company cannot provide adequate, timely disclosure or satisfy other underwriting conditions in connection with such offering without undue burden.

2.4 Demand Rights for Shelf Takedowns. Subject to Sections 2.3 and 8.4, upon the written demand of the relevant Purchaser(s), the Company will facilitate in the manner described in this Agreement a “takedown” of Registerable Securities off of the Registration Statement; provided that the Purchasers may not, individually or collectively, make such demand more than four times in the aggregate; and provided, furthermore, that any demand for an underwritten offering of Series A Preferred Stock shall have an aggregate market value (based on the most recent closing pricing of the Common Stock into which the Series A Preferred Stock is convertible at the time of the demand) of at least $75 million. If a demand by any Purchaser has been made for a shelf takedown, no further demands may be made so long as such offering is still being pursued.

ARTICLE 3. NOTICES, CUTBACKS AND OTHER MATTERS

3.1 Notifications Regarding Request for Takedown. In order for any Purchaser to initiate a shelf takedown off of the Registration Statement, such Purchaser(s) must so notify the Company in writing indicating the number of Registrable Securities sought to be offered and sold in such takedown and the proposed plan of distribution. Pending any required public disclosure by the Company and subject to applicable legal requirements, the parties will maintain the confidentiality of all notices and other communications regarding any such proposed takedown.

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3.2 Plan of Distribution, Underwriters and Counsel. If the Registrable Securities are proposed to be sold in an underwritten offering, the relevant Purchaser(s) will be entitled to determine the plan of distribution and select the managing underwriters, in each case subject to the consent of the Company (not to be unreasonably withheld), and such Purchaser(s) will also be entitled to select counsel for the Purchasers (which may be the same as counsel for the Company).

3.3 Cutbacks. If the Registrable Securities are proposed to be sold in an underwritten offering and the managing underwriters advise the Company and the Purchasers that, in their opinion, the number of Registrable Securities requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the Registrable Securities being offered, such offering will include only the number of Registrable Securities that the managing underwriters advise can be sold in the offering.

3.4 Withdrawals. If the relevant Purchaser(s) has or have demanded a registered underwritten offering to be conducted, such Purchaser(s) may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Registrable Securities being offered for the Purchasers’ account; provided that if any Purchaser declines to sell, in whole or in part, the Registrable Securities being offered for the Purchasers’ account, then the demand for such underwritten offering shall count as a demand for purposes of Section 2.4 of this Agreement unless such Purchaser reimburses the Company for all reasonable out-of-pocket expenses incurred by the Company in connection with such underwritten offering.

3.5 Lockups. In connection with any underwritten offering of Registrable Securities, the Company and the Purchasers will agree (in the case of the Company, with respect to the Common Stock and any rights related thereto, and in the case of the Purchasers, with respect to the Registrable Securities held respectively held by them and any rights related thereto) to be bound by customary lockup restrictions in the applicable underwriting agreement.

ARTICLE 4. FACILITATING REGISTRATIONS AND OFFERINGS

4.1 Registration Statements. In connection with any Registration Statement, the Company will:

(a) (i) prepare and file with the Commission the Registration Statement covering the applicable Registrable Securities pursuant to Section 2.1 of this Agreement, (ii) file amendments thereto as warranted, (iii) seek the effectiveness thereof, and (iv) file with the Commission such Prospectuses as may be required, all in consultation with the demanding Purchasers (or their representatives) and as reasonably necessary in order to permit the offer and sale of such Registrable Securities in accordance with the applicable plan of distribution;

(b) (1) within a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to any Registration Statement, any amendment or supplement to a

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Prospectus or any issuer free writing prospectus covering Registrable Securities, provide copies of such documents to the demanding Purchasers (or their representatives) and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the demanding Purchasers or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the demanding Purchasers or any underwriter available for discussion of such documents;

(2) within a reasonable time prior to the filing of any document which is to be incorporated by reference into any Registration Statement or a Prospectus covering Registrable Securities, provide copies of such document to counsel for the demanding Purchasers and underwriters; fairly consider such reasonable changes in such document prior to or after the filing thereof as counsel for such demanding Purchasers or such underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

(c) use its commercially reasonable efforts to cause any Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement and during the distribution of the registered Registrable Securities (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(d) notify the Purchasers promptly, and, if requested by the Purchasers, confirm such advice in writing, (i) when any Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective if such Registration Statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462, (ii) of the issuance by the Commission or any U.S. state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of any Registration Statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period any Registration Statement is effective as a result of which such Registration Statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided that the Purchasers, upon receiving written notice of an event described in clauses (ii) to (iv) of this Section 4.1(d), shall discontinue (and direct any other person making offers and sales of Registrable Securities on its behalf to discontinue) offers and sales of Registrable Securities pursuant to any Registration Statement (other than those pursuant to a plan in effect prior to such event and that complies with Rule 10b5-1 under the Exchange Act) until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed and is furnished with an amended or supplemented Prospectus;

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(e) furnish counsel for each underwriter, if any, and for the Purchasers with copies of any written correspondence with the Commission or any state securities authority relating to the Registration Statement or Prospectus;

(f) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force); and

(g) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement at the earliest possible time.

4.2 Shelf Takedowns. In connection with any shelf takedown that is demanded by the relevant Purchaser(s), the Company will:

(a) cooperate with the selling Purchasers and the sole underwriter or managing underwriter of an underwritten offering, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof), and registered in such names as the selling Purchasers or the sole underwriter or managing underwriter of an underwritten offering of Registrable Securities, if any, may reasonably request at least five days prior to any sale of such Registrable Securities;

(b) furnish to the relevant Purchaser(s) and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable Prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Purchaser(s) or underwriter may reasonably request in order to facilitate the public sale of the Registrable Securities, subject to the other provisions of this Agreement; the Company hereby consents to the use of the Prospectus, including each preliminary prospectus, by such Purchaser(s) and each underwriter in connection with the offering and sale of the Registrable Securities covered by the Prospectus or the preliminary prospectus;

(c) (i) use its commercially reasonable efforts to register or qualify the Registrable Securities being offered and sold under all applicable U.S. state securities or “blue sky” laws of such jurisdictions as each underwriter shall reasonably request; (ii) use reasonable efforts to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and/or the Purchasers to consummate the disposition in each such jurisdiction of such Registrable Securities owned by the Purchasers; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified, to subject itself to taxation in any such jurisdiction, or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

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(d) use its commercially reasonable efforts to cause all Registrable Securities being offered and sold pursuant to this Agreement to be qualified for inclusion in or listed on The New York Stock Exchange or any securities exchange on which the Common Stock issued by the Company are then so qualified or listed if so requested by the demanding Purchaser(s) or if so requested by the underwriter or underwriters of an underwritten offering of Registrable Securities, if any;

(e) cooperate and assist in any filings required to be made with The New York Stock Exchange or other securities exchange and, solely with regard to an underwritten shelf takedown, in the performance of any reasonable due diligence investigation by the underwriters;

(f) solely with regard to an underwritten shelf takedown, use its commercially reasonable efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be reasonably requested by the demanding Purchaser(s) or the lead managing underwriter;

(g) solely with regard to an underwritten shelf takedown, enter into underwriting agreements in customary form (including provisions with respect to indemnification and contribution in customary form) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities and in connection therewith:

1. make such representations and warranties to the selling Purchaser(s) and the underwriters in such form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

2. obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter) addressed to the underwriters and, if reasonably obtainable, the selling Purchaser(s) covering the matters customarily covered in opinions delivered in similar underwritten offerings; and

3. obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the underwriters, and, if reasonably obtainable, the selling Purchaser(s), which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with similar underwritten offerings.

4.3 Due Diligence. In connection with each registration and offering of Registrable Securities to be sold by the Purchasers, the Company will, in accordance with customary practice, make reasonably available for inspection by representatives of the Purchaser and underwriters and any counsel or accountant retained by the Purchaser or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise. Such access to information, documents, personnel and other matters shall be provided to such participants, at such times and in such manner as are

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customary for offerings of the relevant type and as do not unreasonably burden the Company or unreasonably interfere with its operations. All information, documents and other matters provided or made accessible by the Company in connection with a registered offering hereunder shall be kept confidential pending any public disclosure thereof by the Company and subject to applicable legal requirements.

4.4 Information from the Purchasers. The Purchasers shall furnish to the Company such information regarding itself as is required to be included in any Registration Statement, the ownership of Registrable Securities by the Purchasers and the proposed distribution by the Purchasers of such Registrable Securities as the Company may from time to time reasonably request in writing. Each selling Purchaser participating in a registered offering hereunder shall do so on the terms and conditions applicable to such offering and the applicable plan of distribution; provided that no such selling Purchaser shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such selling Purchaser and such selling Purchaser’s Registrable Securities. Notwithstanding any other provision of this Agreement, the Company shall not be required to file any Registration Statement or include Registrable Securities therein unless it has received from the Purchasers, within a reasonable period of time prior to the anticipated filing date of such Registration Statement, all requested information required to be included in the Registration Statement.

ARTICLE 5. REGISTRATION EXPENSES

All fees and expenses incident to the performance of or compliance with this Agreement by the Company, except as and to the extent specified in this Section 4, shall be borne by the Company whether or not the Registration Statement is filed or becomes effective and whether or not any Registrable Securities are sold pursuant to the Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, and to the extent applicable (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with each securities exchange or market on which Registrable Securities are required hereunder to be listed, if any, (B) with respect to filing fees required to be paid to the Financial Industry Regulatory Authority and (C) in compliance with state securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel for the Purchaser(s) in connection with Blue Sky qualifications of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as the Company may designate)), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is requested by the Company), (iii) messenger, telephone and delivery expenses, (iv) Securities Act liability insurance, if the Company elects to purchase such insurance, and (v) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Company’s independent public accountants (including the expenses of any comfort letters or costs associated with the delivery by independent public accountants of a comfort letter or comfort letters). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions

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contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange if required hereunder. The Company shall not be responsible for any underwriters’, brokers’ and dealers’ discounts and commissions, transfer taxes or other similar fees incurred by Purchaser in connection with the sale of the Registrable Securities.

ARTICLE 6. INDEMNIFICATION

6.1 Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Purchaser, its officers, directors, employees and affiliates, each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors and employees of each such controlling Person (collectively, the “Purchaser Indemnified Parties”), to the full extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys’ and expert witnesses’ fees) and expenses (collectively, “Losses”) (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review), to which such Purchaser Indemnified Parties may become subject under the Securities Act or otherwise, arising out of or relating to any violation of securities laws or untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding the relevant Purchaser(s) furnished in writing to the Company by such Purchaser(s) expressly for use therein. The Company shall notify such Purchaser(s) promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Purchaser(s), the directors and officers of such Purchaser(s), or controlling Person of the Purchaser(s), and shall survive the transfer of such securities held by such Purchaser(s).

6.2 Indemnification by Purchaser. Each Purchaser, severally and not jointly, shall indemnify and hold harmless the Company, its directors, officers and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers and employees of such controlling Persons (collectively, the “Company Indemnified Parties”), to the full extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review), to which the Company Indemnified Parties may become subject under the Securities Act or otherwise, arising solely out of or based solely upon any untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement

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thereto, in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Purchaser to the Company specifically for inclusion in the Registration Statement or such Prospectus. Notwithstanding anything to the contrary contained herein, each Purchaser shall be liable under this Section 6.2 for only that amount as does not exceed the net proceeds to such Purchaser as a result of the sale of Registrable Securities pursuant to such Registration Statement.

6.3 Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party promptly shall notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall be entitled to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such parties shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Party is a party and indemnity has been sought hereunder, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within 30 (30) Business Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnified Party shall reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

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6.4 Contribution. If a claim for indemnification under Sections 6.1 or 6.2 is due but unavailable to an Indemnified Party, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.

The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 6.3, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms. In no event shall the Company be required to contribute an amount under this Section 6(d) in excess of the net proceeds received by it upon the sale of its Registrable Securities pursuant to a Registration Statement giving rise to such contribution obligation.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not also guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties pursuant to the law.

6.5 Survival. The agreements contained in this Section 6 shall survive the transfer of the Registered Securities by any Purchaser and sale of all of the Registrable Securities pursuant to any registration statement and shall remain in full force and effect, regardless of any investigation made by or on behalf of any Purchaser Indemnified Party.

ARTICLE 7. RULE 144

If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act, so as to enable the Purchasers to sell Registrable Securities without

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registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any successor rule or regulation hereafter adopted by the Commission. Upon the request of any Purchaser, the Company will deliver to such Purchaser a written statement as to whether it has complied with such requirements. Notwithstanding anything in this Agreement, the Company shall not be required to register any of its equity securities under Section 12 of the Exchange Act in order to enable the Purchasers to dispose of Registrable Securities under Rule 144.

ARTICLE 8. MISCELLANEOUS

8.1 Remedies. In the event of a breach by the Company or the Purchasers of any of their respective obligations under this Agreement, the Company or the Purchasers, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and the Purchasers acknowledge and agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by either of them of any of the provisions of this Agreement and each hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

8.2 No Inconsistent Agreements. The Company shall not enter into any such agreement with respect to its securities that is inconsistent with or violates the rights granted to the Purchasers in this Agreement.

8.3 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Purchasers shall have consented thereto.

8.4 Termination of Registration Rights. This Agreement to register Registrable Securities for sale under the Securities Act shall terminate on the earliest to occur of (i) the first date on which all outstanding Registrable Securities are eligible for sale under Rule 144 and restrictive legends have been removed from all certificates representing the applicable Registrable Securities and (ii) the fifth anniversary of the effective date of the Registration Statement filed pursuant to Section 2.1. Notwithstanding any termination of this Agreement pursuant to this Section 8.4, the parties’ rights and obligations under Article VI hereof shall continue in full force and effect in accordance with their respective terms.

8.5 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by a recognized courier service, fully prepaid and properly addressed upon the earlier of (i) actual receipt thereof, as shown by the records of such courier or (ii) five days after the receipt thereof by the courier from the party giving it. The addresses for such notice, demand, request, waiver or other communication shall be:

If to the Company:

Eastman Kodak Company
343 State Street
Rochester, NY 14650

Attention:	General Counsel
Fax:	(585) 724-1089

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If to the Purchasers:

Southeastern Asset Management, Inc.
6410 Poplar Avenue, Suite 900
Memphis, TN 38119

Attention:	Andrew R. McCarroll
Telephone:	901-818-5185
Email:	amccarroll@SEasset.com

Either party may from time to time change its address for notice by giving at least five (5) days written notice of such changed address to the other party.

8.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns and shall inure to the benefit of each Purchaser and its successors and permitted assigns. Neither party may assign this Agreement nor any of its rights or obligations hereunder without the prior written consent of the other party.

(b) In the event the Company engages in a merger or consolidation in which the Registrable Securities are converted into securities of another company, or if there are any changes in the Common Stock by way of share split, stock dividend, combination or reclassification, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to the Purchasers by the issuer of such securities. To the extent any new issuer, or any other company acquired by the Company in a merger or consolidation, was bound by registration rights obligations that would conflict with the provisions of this Agreement, the Company will, unless the Purchasers otherwise agrees, use commercially reasonable efforts to modify any such “inherited” registration rights obligations so as not to interfere in any material respects with the rights provided under this Agreement.

8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature were the original thereof.

8.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. This Agreement shall not be

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interpreted or construed with any presumption against the party causing this Agreement to be drafted. The exclusive jurisdiction for the resolution of any conflicts regarding this Agreement shall be in the courts of the Southern District of New York. This exclusive jurisdiction is a material provision to this Agreement.

8.9 Waiver of Jury Trial. Each of the parties to this Agreement hereby unconditionally agrees to waive, to the fullest extent permitted by applicable law, its respective rights to a jury trial of any claim or cause of action (whether based on contract, tort or otherwise) based upon, arising out of or relating to this Agreement or the transactions contemplated hereby. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto: (i) acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings, (ii) acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not in the event of any action or proceeding, seek to enforce the foregoing waiver and (iii) warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.9 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

8.10 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

8.11 Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal, void or unenforceable in any respect, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

8.12 Section Headings. The Section headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed by a person thereunto authorized as of the date first indicated above.

COMPANY:

EASTMAN KODAK COMPANY

By:

Name:

Title:

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SOUTHEASTERN ASSET MANAGEMENT, INC.

By:

Name:

Title:

PURCHASERS:

C2W PARTNERS MASTER FUND LIMITED

By: SOUTHEASTERN ASSET MANAGEMENT, INC.

Acting as Investment Advisor

By:

Name:

Title:

LONGLEAF PARTNERS SMALL-CAP FUND

By: SOUTHEASTERN ASSET MANAGEMENT, INC.

Acting as Investment Counsel

By:

Name:

Title:

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DESERET MUTUAL PENSION TRUST

By: SOUTHEASTERN ASSET MANAGEMENT, INC.

Acting as Investment Adviser

By:

Name:

Title:

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